Exhibit 10.7

SUPERIOR ENERGY SERVICES, INC.

2021 MANAGEMENT INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is made, effective as of the [•] day of August, 2024 (the “Date of Grant”), between Superior Energy Services, Inc., a Delaware corporation (the “Company”) and David J. Lesar (the “Participant”).

RECITALS:

WHEREAS, the Company has adopted the Superior Energy Services, Inc. 2021 Management Incentive Plan (as may be amended, modified or supplemented from time to time, the “Plan”) pursuant to which awards of Restricted Stock may be granted; and

WHEREAS, the Board and Committee have determined that it is in the best interests of the Company and its Stockholders to grant the award of Restricted Stock provided for herein (the “Restricted Stock Award”) to the Participant, such grant to be subject to the terms, conditions and restrictions set forth herein.

NOW, THEREFORE, in consideration for the services to be rendered by the Participant to the Company and the terms, conditions and restrictions hereinafter set forth, the parties hereto agree as follows:

1. Grant of Restricted Stock Award. Pursuant to Section 9 of the Plan, the Company hereby issues to the Participant on the Date of Grant the Restricted Stock Award consisting of, in the aggregate, 32,960 shares of Common Stock (hereinafter referred to as the “Restricted Shares”) having the rights and subject to the restrictions and other terms and conditions set out in this Agreement, the Plan and the Stockholders’ Agreement. The Restricted Shares shall vest in accordance with Section 4 hereof.

2. Incorporation by Reference. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.

3. Restrictions. Except as otherwise provided in the Plan or this Agreement, the Restricted Shares may not, any time prior to becoming vested, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be null and avoid ab initio; provided, however, that the Restricted Shares may be transferred by Participant, without consideration, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved by the Committee in its sole discretion (each transferee described in clauses (A), (B) (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

4. Vesting.

(a) Generally. The restrictions described in Section 3 above shall lapse, and the Restricted Stock Award shall vest, with respect to one-third (1/3) of the Restricted Shares on each of first anniversary of the Commencement Date, the second anniversary of the Commencement Date and the third anniversary of the Commencement Date (each, a “Vesting Date”); subject to the Participant’s continued employment with the Company (“Continuous Service”) and continued compliance with any restrictive covenants by which the Participant may be bound, in each case, through and including each Vesting Date, except as otherwise expressly provided in Section 4(d) below; provided, however, that if the number of Restricted Shares is not evenly divisible by three (3), then no fractional Restricted Shares shall vest and the smaller installments shall vest first. For the avoidance of doubt, Restricted Shares, once vested, shall be shares of Common Stock for all purposes (and references in this Agreement to vested Restricted Shares are included herein for clarification only).

(b) Change in Control. Notwithstanding the foregoing, upon the consummation of a Change in Control, all restrictions shall lapse with respect to 100% of the outstanding unvested Restricted Shares, subject to the Participant’s Continuous Service through and including the consummation of such Change in Control.

(c) Definitions. The following terms shall have, when used in this Agreement, the meanings set forth below:

(i) “Cause” has the meaning set forth in the Employment Agreement.

(ii) “Commencement Date” has the meaning set forth in the Employment Agreement.

(iii) “Employment Agreement” means that certain Employment Agreement, dated as of August 14, 2024, by and between the Company and the Participant.

(iv) “Good Reason” has the meaning set forth in the Employment Agreement.

(v) “Stockholder” has the meaning set forth in the Stockholders’ Agreement.

(vi) “Stockholders’ Agreement” means that certain Stockholders Agreement, dated as of February 2, 2021, by and among the Company and each of the stockholders party thereto (as may be amended, modified or supplemented from time to time).

(d) Termination of Continuous Service.

(i) Termination for Cause/Violation of Noncompetition or Nonsolicitation Covenant/Material Violation of Other Restrictive Covenants. In the event of either: (x) a termination of the Participant’s Continuous Service by the Company for Cause, or (y) the Participant’s violation of any noncompetition or nonsolicitation covenant or material violation of any other restrictive covenant by which the Participant may be bound, including, not limited to, those set forth in the Employment Agreement, then, in each case, all unvested Restricted Shares shall be forfeited and cancelled without consideration. For the avoidance of doubt, any vested Restricted Shares shall remain outstanding.

(ii) Termination by the Participant without Good Reason. In the event of a termination of Continuous Service by the Participant without Good Reason prior to the three (3)-year anniversary of the Commencement Date, all unvested Restricted Shares shall be forfeited and cancelled without consideration and, for the avoidance of doubt, all vested Restricted Shares (which would be Common Stock) shall remain outstanding. In the event of a termination of Continuous Service by the Participant without Good Reason on or following the three (3)-year anniversary of the Commencement Date, all vested Restricted Shares shall remain outstanding.

(iii) Termination due to Death or Disability. In the event of a termination of Continuous Service (x) by the Company due to the Participant’s Disability, or (y) due to the Participant’s death, all vested Restricted Shares shall remain outstanding and, subject to, in each case, the Participant’s or the Participant’s estate, as applicable, timely execution and non-revocation of a separation agreement and general release of claims, in the form attached to the Employment Agreement (the “Release Requirement”), the next tranche of unvested Restricted Shares that would have vested had the Participant remained in Continuous Service through the next Vesting Date shall vest, and, for the avoidance of doubt, together with all vested Restricted Shares outstanding as of the termination date, shall remain outstanding. All Restricted Shares that do not vest following the acceleration of vesting contemplated by this Section 4(d)(iii) shall be forfeited and cancelled without consideration.

(iv) Termination by the Company without Cause or by the Participant for Good Reason. In the event of a termination of Continuous Service (x) by the Company without Cause (excluding due to death or Disability) or (y) by the Participant for Good Reason, all vested Restricted Shares shall remain outstanding and, in each case, subject to the Release Requirement, all unvested Restricted Shares shall vest, and, for the avoidance of doubt, together with all vested Restricted Shares outstanding as of the termination date, shall remain outstanding.

5. Taxes.

(a) Tax Withholding. As a condition to the grant and, if applicable, vesting of the Restricted Shares, the Participant shall satisfy the corresponding tax obligation by remitting cash to the Company in an amount equal to the required withholding taxes in respect of the Restricted Stock Award.

(b) Section 83(b) of the Code. As a condition to the Restricted Stock Award, the Participant shall make a timely and valid election under Section 83(b) of the Code to include in gross income, for federal income tax purposes, the fair market value of the Restricted Shares as of the Date of Grant, rather than as of the date or dates upon which the Participant would otherwise be taxed under Section 83(a) of the Code. The Participant hereby agrees to (i) properly file such 83(b) election with the Internal Revenue Service within thirty (30) days after the Date of Grant, (ii) deliver a signed copy of such election at or prior to the time of filing such 83(b) election with the Internal Revenue Service, and (iii) upon such election in accordance with Section 5(a), pay to the Company in cash, any federal, state, local or other taxes of any kind that the Company is required to withhold with respect to the Restricted Shares. The Participant acknowledges that it is the Participant’s sole responsibility, and not the responsibility of the Company, the Board or the Committee or any of their respective affiliates, to file the election under Section 83(b) of the Code, even if the Participant requests that any member of the Board or the Committee, the Company, or their respective affiliates, members, managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) assist in making such filing. To the extent the conditions of this Section 5(b) are not met, this Agreement shall automatically terminate and be null and avoid ab initio.

6. Stockholders’ Agreement. Notwithstanding anything herein to the contrary, it shall be a condition to the grant of the Restricted Shares hereunder that the Participant execute and deliver to the Company a joinder to the Stockholders’ Agreement.

7. Representations; Rights as a Stockholder; Dividends. The Participant represents, warrants acknowledges and agrees that (i) the Participant is an “accredited investor” within the meaning of Section 501(a) of Regulation D under the Securities Act and acquiring the Restricted Shares for and on behalf of the Participant, for investment purposes, and not with a view to distribution in violation of the Securities Act; (ii) the Participant understands that there are substantial restrictions on the transferability of the Restricted Shares and, on the Date of Grant and for an indefinite period following the Date of Grant, there will be no public market for the Restricted Shares and, accordingly, it may not be possible for the Participant to liquidate the Restricted Shares in case of emergency, if at all; (iii) the Restricted Shares have not been registered under the Securities Act and, therefore, cannot be resold unless registered under the Securities Act or unless an exemption from registration is available; (iv) the Participant has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its subsidiaries and Affiliates, the Company’s organizational documents, the terms and conditions of the acquisition of the Restricted Shares, and the Plan and to obtain any additional information which the Participant deems necessary; (v) the Participant has such knowledge and experience in financial and business matters that the Participant is capable of evaluating the merits and risks of the prospective investment; and (vi) the Participant did not learn of the offering of the Restricted Shares by any form of general solicitation or general advertising. The Participant shall be the record owner of the Restricted Shares unless and until such Restricted Shares are cancelled pursuant to Section 3 or Section 4 hereof or sold or otherwise disposed of, and as record owner shall be entitled to all rights of a Stockholder, including, without limitation, voting rights, if any, with respect to the Restricted Shares and the right to receive dividends, if any, while the Restricted Shares are held in custody, in each case, subject to the terms of the Plan and this Agreement; provided, that, if any dividends are paid or other distributions are made on the Restricted Shares after the Date of Grant and prior to the date the Restricted Shares vest, such dividends and other distributions shall be paid in the same proportion on the Restricted Shares to the Company for the Participant’s account and paid to the Participant, without interest, on the date on which the corresponding Restricted Shares vest in accordance with Section 4. The Participant shall forfeit automatically any dividends and other distributions on the Restricted Shares held by the Company for the Participant’s account to the extent that the Participant forfeits the corresponding Restricted Shares.

8. Book Entry. Reasonably promptly, and in all events, no more than three (3) business days following the Date of Grant, the Company shall cause this Restricted Stock Award to be entered as book entry Restricted Shares in the Company’s stock ledger, which ledger shall bear the following (or a similar) legend in addition to any other legends that may be required under federal or state securities laws:

“THE TRANSFERABILITY OF THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE SUPERIOR ENERGY SERVICES, INC. 2021 MANAGEMENT INCENTIVE PLAN AND THE RESTRICTED STOCK AWARD AGREEMENT DATED AS OF AUGUST [•], 2024 ENTERED INTO BETWEEN THE REGISTERED OWNER AND SUPERIOR ENERGY SERVICES, INC. A COPY OF THE PLAN AND THE RESTRICTED STOCK AWARD AGREEMENT ARE ON FILE AT THE OFFICES OF SUPERIOR ENERGY SERVICES, INC.”

9. Compliance with Laws and Regulations. The issuance and transfer of the Restricted Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of securities laws and with all applicable requirements of any stock exchange on which the shares of Common Stock may be listed at the time of such issuance or transfer.

10. Stop-Transfer Instructions. The Participant agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may, only until the Restricted Shares vest, issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

11. Refusal to Transfer. The Company will not be required to (i) register any transfer of Restricted Shares on its list of Stockholders if such Restricted Shares have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) treat as owner of such Restricted Shares, or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Restricted Shares have been so transferred.

12. No Right to Continuous Service. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any of its Affiliates to terminate the Participant’s Continuous Service at any time.

13. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery:

If to the Company:

Superior Energy Services, Inc.

1001 Louisiana Street, Suite 2900

Attention: General Counsel

If to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

14. Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

15. Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on the Participant and the beneficiaries, executors and administrators, heirs and successors of the Participant.

16. Entire Agreement. This Agreement, together with the Plan and the Stockholders’ Agreement, constitutes the entire agreement of the parties with regard to the subject matter hereof, and supersedes all prior agreements or prior understandings, whether written or oral, between the Company or its Affiliates and the Participant relating to such subject matter, including, without limitation, Exhibit B of the Employment Agreement.

17. Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by, and determined in accordance with, the laws of the State of Delaware.

18. Severability. Every provision of this Agreement is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

19. Headings. The headings of the sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.

20. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Award Agreement as of the [•] day of August, 2024.

SUPERIOR ENERGY SERVICES, INC.

By:
Title:

Participant

EXHIBIT A

SECTION 83(b) ELECTION

This statement is made under Section 83(b) of the Internal Revenue Code of 1986, as amended, pursuant to Treasury Regulations Section 1.83-2.

(1)	The taxpayer who performed the services is:

Name:
Address:
Social Security Number:

(2)	The property with respect to which the election is made is 32,960 shares of Common Stock of Superior Energy Services, Inc.

(3)	The property was granted on [DATE].

(4)	The taxable year for which the election is made is the calendar year 2024.

(5)	The property is subject to forfeiture if for certain reasons taxpayer’s service with the issuer is terminated.

(6)	The fair market value of such property at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $[•] per share.

(7)	The amount paid for such property is $0 per share.

(8)	A copy of this statement was furnished to Superior Energy Services, Inc., for whom taxpayer rendered the services underlying the transfer of such property.

Signature of Spouse (if any)	Signature of Taxpayer

Date	Date

Within 30 days after the date of transfer, this election must be filed with the Internal Revenue Service Center where the Recipient files his or her federal income tax returns. The filing should be made by registered or certified mail, return receipt requested. The Recipient must deliver an additional copy to the Company.

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